                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  -------------------------------
FORM 3                                          WASHINGTON, D.C.  20549                              |       OMB APPROVAL          |
                                                                                                     |-----------------------------|
                                                                                                     | OMB Number:    3235-0104    |
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              | Expires: September 30, 1998 |
                                                                                                     | Estimated average burden    |
                                                                                                     | hours per response......0.5 |
                                                                                                     |-----------------------------|

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
    PACE       WAYNE                      |     (Month/Day/Year)   |      KEEBLER FOODS COMPANY
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |          2/10/98       |     to Issuer  (Check all applicable)    |    Date of Original
c/o Turner Broadcasting System            -------------------------   __X__Director        _____10% Owner     |    (Month/Day/Year)
                                          | 3.  IRS or Social Se-  |  _____Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                title below)       below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
1 CNN Center                              |     (Voluntary)        |                                          | 7.  Individual or
100 International Blvd.                   |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Check
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                                          |     More than One
Atlanta           GA           30303      |                        |     __________________________________   |     Reporting Person
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  (City)        (State)        (Zip)      |
                                          |
                                          |                             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
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                                               |                             |                    |
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
NO SECURITIES OWNED                            |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.                                                                                                                 Page 2

FORM 3 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED  (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                 CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Derivative         |     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
   Security (Instr. 4)|     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount or  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal            /s/ WAYNE PACE                            2/20/98
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                 --------------------------------      -------------
                                                                                 ** Signature of Reporting Person            Date
Note:  File three copies of this Form, one of which must be manually signed.     WAYNE PACE
       If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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